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                                                                   EXHIBIT 23(a)

                              ACCOUNTANTS' CONSENT

The Board of Trustees
American Mortgage Acceptance Company


We consent to incorporation by reference in the registration statement on Form S-3 (No. 33-42481) of American Mortgage Acceptance Company (formerly American Mortgage Investors Trust) of our report dated January 15, 1999 except as to note 3 which is as of March 1, 1999, relating to the balance sheet of American Mortgage Acceptance Company as of December 31, 1998, and the related statements of income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of American Mortgage Acceptance Company.

/s/ KPMG LLP

New York, New York
March 20, 2000